SUPPLEMENT #6 TO MASTER LOAN AGREEMENT
Date of Supplement: December 19, 2019
THIS SUPPLEMENT #6 TO MASTER LOAN AGREEMENT (this “Supplement”) is made and entered into by Lender and Borrowers (named below) as of the date written above pursuant to the Master Loan Agreement by and between Lender and Borrowers dated June 24, 2019 (the “Master Loan Agreement”).
This Supplement constitutes a Supplement under the Master Loan Agreement and is hereby made a part of the Master Loan Agreement. All capitalized terms herein not otherwise defined herein shall have the meaning ascribed to them in the Master Loan Agreement. The credit facility described in this Supplement is governed by and shall be construed and administered in accordance with the terms and conditions of the Master Loan Agreement and this Supplement.
To the extent any term or condition of this Supplement is inconsistent with any term or condition in the Master Loan Agreement or in any Supplement dated prior to this Supplement, the terms and conditions of this Supplement shall control. Except as specifically amended hereby, all terms and conditions of the Master Loan Agreement and all prior Supplements remain in effect.
In consideration of the mutual covenants contained herein and in the Master Loan Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS.
As used in this Supplement, the following terms have the following meanings:
“Amortization Period” means a period consisting of thirty five (35) consecutive months.
“Borrowers” shall mean Contrail Aviation Support, LLC, Contrail Aviation Leasing, LLC, and Contrail Aviation Leasing Ireland DAC, a wholly owned subsidiary of Contrail Aviation Support LLC duly organized and existing in Ireland.
“Term Loan E” means an extension of credit to Borrowers by Lender pursuant to this Supplement.
“Term Loan E Maturity Date” means the first to occur of: (1) December 1, 2022; or (2) the date on which Term Loan E is accelerated as provided hereunder, in Term Note E or in the Master Loan Agreement.
“Term Note E” means the Promissory Note of Borrowers in the form of Exhibit A to be executed concurrently with this Supplement.

2.	THE CREDIT FACILITY; BORROWING PROCEDURES; INTEREST RATE; AND PAYMENTS.

2.1 Credit Facility. Lender shall make a term loan to the Borrowers, on the Closing Date, in an amount equal to Six Million Eight Hundred Ninety Four Thousand Seven Hundred Ninety ($6,894,790.00) (“Term Loan E”), subject to the terms and conditions hereof and of the Master Loan Agreement. Term Loan E shall be evidenced by Term Note E, be payable in accordance with the terms of Term Note E and be made by disbursement of Loan proceeds when and as directed by Borrowers. Amounts borrowed and repaid under the Term Loan E may not be reborrowed.
2.2 Borrowing Procedures. The entire amount of Term Loan E is to be advanced in one single advance on the Closing Date.
2.3 Interest Rate. The unpaid principal balance of Term Loan E outstanding from time to time shall bear interest for the period commencing on the Closing Date of Term Loan E until such Loan is paid in full. Term Loan E shall accrue interest at a variable rate equal to the LIBOR Rate plus 3.75% per annum and such rate shall be adjusted on the 1st day of each month.
2.4 Payments. Borrowers shall make the following payments on Term Loan E during the following periods:
(a) thirty-five (35) consecutive monthly payments of principal in the amount of $191,521.95 plus accrued interest, commencing on January 1, 2020, and continuing on the 1st day of each successive month thereafter; and
(b) A final payment of all outstanding principal and accrued and unpaid interest together with such other amounts as shall then be due and owing from Borrowers to Lender under the Term Loan E on the Term Loan E Maturity Date.
2.5 Fees.
(a) On or before the Closing Date, Borrowers shall pay to Lender a fee in the amount of Twenty-Seven Thousand Five Hundred Seventy-Nine Dollars and Sixteen Cents ($27,579.16).
2.6 Use of Loan Proceeds. Borrowers shall only use the proceeds of Term Loan E to acquire the Aircraft identified on Exhibit B.
3. CONDITIONS FOR BORROWING.
In addition to all conditions to borrowing set forth in Section 5.1 of the Master Loan Agreement, Lender’s obligation to make the Loan described in this Supplement is subject to the satisfaction or waiver by Lender in writing on or before the Closing Date of such Loan of the following conditions:
3.1 Lender shall have received the following, all in form, detail and content satisfactory to Lender:

(a)	Term Note E duly executed by all Borrowers.
(b) The fee due under Section 2.5 hereof.
(c) An Aircraft Security Agreement in the form of Exhibit C (the “ASA”), properly executed by Contrail Aviation Leasing Ireland DAC, together with any and all other documents or instruments Lender reasonably deems necessary to grant to Lender and perfect a first position Lien on the collateral described in the ASA, all in form and substance reasonably satisfactory to Lender.
(d) A Pledge of Contrail Aviation Support, LLC’s shares of ownership of Contrail Aviation Leasing Ireland DAC in the form of Exhibit D (the “Equity Pledge”).
(e) A third party written legal opinion opining that:
(i) Contrail Aviation Support, LLC and Contrail Aviation Leasing Ireland DAC, respectively, have the due power and authority to grant the liens described in Section 3.1(c) and (d) above;
(ii) The Liens described in Sections 3.1(c) and (d) are valid and enforceable.
(f) Evidence in a form reasonably acceptable to Lender that, prior to and in no event later than the Closing Date, Contrail Aviation Leasing Ireland DAC acquired the interest in the Aircraft free and clear of all liens, claims and encumbrances other than those created by the ASA.

4.	AFFIRMATIVE COVENANTS.
In addition to all affirmative covenants set forth in Section 6 of the Master Loan Agreement, each Borrower covenants that it will, until Lender’s commitment to extend credit under this Supplement and all Permitted Swap Agreements relating to the credit facility extended under this Supplement have terminated or expired and the Promissory Note evidencing the credit facility extended under this Supplement, and all fees and expenses payable in connection with the credit facility extended under this Supplement have been paid in full:
4.1 Quarterly Rolling Cash Flow Coverage Ratio. Maintain, as of the last day of each fiscal quarter, a Quarterly Rolling Cash Flow Coverage Ratio of not less than 1.25 to 1.0. Lender may determine compliance with this Quarterly Cash Flow Coverage Ratio covenant at any time.
4.2 Tangible Net Worth. Maintain a Tangible Net Worth of at least $15,000,000.00 at all times. Lender may determine compliance with this Tangible Net Worth covenant at any time.

4.3 Insurance. Maintain insurance upon the Collateral in conformity with the Master Loan Agreement, the Aircraft Security Agreement associated with this Supplement, and such Agreement(s) to Provide Insurance as have heretofore been executed in connection with the Master Loan Agreement.

5.	NEGATIVE COVENANTS.
In addition to all negative covenants set forth in Section 7 of the Master Loan Agreement, each Borrower covenants that, without the prior written consent of Lender, Borrowers will not, until Lender’s commitment to extend credit under this Supplement and all Permitted Swap Agreements relating to the credit facility extended under this Supplement have terminated or expired and the promissory note evidencing the credit facility extended under this Supplement, and all fees and expenses payable in connection with the credit facility extended under this Supplement, have been paid in full.

6.	ACCESSION OF ADDITIONAL BORROWER PARTY.
Contrail Aviation Leasing Ireland DAC, by executing this Supplement, accedes to, assumes (to the same extent as Contrail Aviation Leasing, LLC is a party thereto) and becomes a party to the Master Loan Agreement by and between Lender and Borrowers dated June 24, 2019; subject to and provided as follows:
6.1 Such accession to the Master Loan Agreement does not modify any other party’s obligations thereunder;
6.2 Except for the effect of setoff provisions of Note E and cross-collateralization provisions of the associated Aircraft Security Agreement, such accession does not make, and will not be construed to make Contrail Aviation Leasing Ireland DAC a co-borrower with respect to any Promissory Note governed by such Master Loan Agreement other than the Note E contemplated by this Supplement #6;
6.3 Contrail Aviation Leasing Ireland DAC shall not be obliged to comply with §6.10 of the Master Loan Agreement (concerning deposit accounts);
6.4 Designation and delegation of control of the specific business of Contrail Aviation Leasing Ireland DAC to person(s) appointed as Directors thereof, reasonably acceptable to Lender, shall be deemed to satisfy §8.1(h) of the Master Loan Agreement.
6.5 Notwithstanding anything that may be construed to the contrary in Note E or any other Loan Documents, the obligations of Contrail Aviation Leasing Ireland DAC under the Loan Documents are solely the corporate obligations of Contrail Aviation Leasing Ireland DAC and none of the Parties shall have any recourse against any director, officer or employee thereof in respect of any obligation, covenant, indemnity, representation or agreement made or given thereby pursuant to any of the Loan Documents or any notice or document which Contrail Aviation Leasing

Ireland DAC is requested to deliver pursuant to the provisions of any of the Loan Documents.
6.6 Lender agrees that it will not initiate any judicial or other proceedings or exercise any other right or remedy that it might otherwise have against Contrail Aviation Leasing Ireland DAC or its other assets except for:
(a) proceedings or other action exercising rights of enforcement under the Loan Documents;
(b) proving or lodging a claim in the winding up or administration of Contrail Aviation Leasing Ireland DAC initiated by a party other than the Lender; or
(c) proceedings to obtain a declaration or similar judgment or order as to the obligations or liabilities of Contrail Aviation Leasing Ireland DAC.
IN WITNESS WHEREOF, the Parties have executed this Supplement E as of the date first written above.
CONTRAIL AVIATION SUPPORT, LLC
By: _____________________________
Joseph Kuhn
Its: CEO

CONTRAIL AVIATION LEASING, LLC

By: Contrail Aviation Support, LLC, its Manager

By: _____________________________
Joseph Kuhn
Its: CEO

OLD NATIONAL BANK

By: _____________________________
Tommy Olson
Its: SVP

This Supplement #6 to Master Loan Agreement dated June 24, 2019 is as of the date set forth below EXECUTED AS A DEED by the below duly-authorized individual by, for and on behalf of CONTRAIL AVIATION LEASING IRELAND DAC (CRO No. 662616):

Signed and Delivered as a Deed by            )
) __________________________
______________________________
as duly appointed attorney for and on behalf of
Contrail Aviation Leasing Ireland DAC

Date: ________________

in the presence of:
Witness Signature:

Name of Witness:
Address of Witness:

Identification of Aircraft (Supplement 6, Note E)
Airbus A320-200 with manufacturer serial number 1183, which has heretofore been registered in the national aircraft registry of Estonia as aircraft ES-SAP, (the “Aircraft”), inclusive of the Airframe, Engines, Equipment, Records, Funds, and Proceeds.

a.
“Airframe” is defined as the Aircraft's airframe together with any and all parts, appliances, components, instruments, accessories, accessions, attachments, equipment, or avionics (including, without limitation, radio, radar, navigation systems, or other electronic equipment) installed in, appurtenant to, or delivered with or in respect of such airframe.

b.
“Engines” are defined as two IAE V2500-A5 engines (rated thrust of 147kN or 33,000 lb./ft) with serial numbers V10683 and V10682, together with any other aircraft engines which either now or in the future are installed on, appurtenant to, or components with or in respect of the Airframe, together with any and all parts, appliances, components, accessories, accessions, attachments or equipment installed on, appurtenant to, or delivered with or in respect of such Engines. The word "Engines" shall also refer to any replacement aircraft engine which, under this Agreement and any lease thereof, is required or permitted to be installed upon the Airframe.

c.
“Equipment” is defined as all auxiliary power units, accessories, appliances, avionics, instruments, parts, spares, furnishings, replacements and substituted components installed on or used with the Aircraft,

d.
“Records” are defined as all log books, manuals, flight records, inspection reports, airworthiness certificates, registration certificates, and other operational records of the Aircraft or any part of it.

e.
“Funds” are defined as all rents, accounts, chattel paper, general intangibles, and monies, arising out of or related to rental, lease, operation or other use of any of the property described as any part or all of the Collateral.

f.	“Proceeds” are defined as all monies, claims, accounts and intangible rights of any kind resulting from any sale, insurance payments or other disposition of the Aircraft or any part thereof.

18455722v1